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Exhibit 99.1

EARNINGS RELEASE

TELEWEST 2004 AND Q4 RESULTS SHOW EXCELLENT
OPERATIONAL AND FINANCIAL PERFORMANCE

        March 22, 2005—London, United Kingdom—Telewest Global, Inc. ("Telewest" or the "Reorganized Company") today announces fourth quarter and year end financial results for 2004.

Highlights

  •
  Adjusted EBITDA growth of 12% quarter-on-quarter and 14% year-on-year

  •
  Operating income increased 80% quarter-on quarter and 235% year-on-year

  •
  Consumer sales division revenue growth of 5% quarter-on-quarter and year-on-year

  •
  Triple play penetration increased by 10.6 percentage points to 27.4% year-on-year

  •
  Best quarterly growth in customer net additions for 4 years

  •
  Best ever quarterly broadband growth with 91,000 net additions in the quarter

  •
  Revenue Generating Units grew by 132,000 in the quarter; RGUs per customer grew from 1.90 to 2.04 year-on-year

Financial highlights

	Telewest Global, Inc.	Predecessor	Combined Companies	Predecessor
	Q4 2004	Q4 2003	2004	2003
	(unaudited in £m)
Revenue	336	331	1,318	1,298
Operating income	18	10	67	20
Adjusted EBITDA	128	114	494	434
Net (loss)/income	(17)	64	(176)	(183)
Free cash flow*	(3)	64	98	102

*
Q4 2004 free cash flow was impacted by an extra 87 days or £34m of bank cash interest, as a result of the timing of interest payments in connection with the refinancing of bank facilities during Q4.

Operational highlights

	Q4 2004	Q4 2003	2004	2003
Customer net adds	30,000	9,000	69,000	(28,000)
Broadband net adds	91,000	47,000	284,000	152,000
RGU net adds	132,000	69,000	385,000	116,000
Triple play percentage	27.4%	16.8%	27.4%	16.8%

Barry Elson, Acting Chief Executive Officer of Telewest Global, Inc., commented:

        "Telewest continues to make great strides both operationally and financially. We are encouraged by the strong customer growth, our best for four years, the low level of churn and the overall performance of the business. This quarter was marked by a tremendous increase in triple play penetration and our best ever quarter for broadband net customer additions. This strong performance is due largely to the effective marketing of our product bundles, which continue to drive profitable growth.

        The Content division performed well with growing advertising revenue due to the strong performance of its channels. We have reorganized the Business division to align our product and service offering more closely with our customers' needs. Despite challenging market conditions, the changes we have made have resulted in cost savings and have strengthened the division overall.

        In the first quarter of 2005, we announced the launch of our Video-On-Demand ("VOD") service and a major contract for the supply of Digital Video Recorders ("DVR"). As we roll-out these products, we are confident that they will enhance customer acquisition and retention and will assist ARPU growth in the future."

ENQUIRIES

Richard Williams	Head of investor relations	+44 (0) 20 7299 5479
Vani Gupta	Investor relations manager	+44 (0) 20 7299 5353
Kirstine Cox	Head of media	+44 (0) 20 7299 5115
Brunswick
Nick Claydon	UK	+44 (0) 20 7404 5959
Frank De Maria	US	+1 212 333 3810

OPERATIONAL OVERVIEW

        These results demonstrate the success of Telewest's bundling strategy, which continues to resonate well with consumers. Customer growth has accelerated again and margins remain strong. Customer quality remains a priority and is reflected in record levels of ARPU and low churn. We have accelerated broadband subscriber growth, and triple play penetration has risen sharply again to 27% as of December 31, 2004. We expect this to continue to grow in the rest of 2005. We are building on this performance, with the launch of new services such as VOD in January, DVR services, which are to be launched in the second half of the year, and recent increases in broadband speeds. Such initiatives leverage our unique network capabilities, demonstrate the inherent advantages we have over our DSL and satellite competitors and are expected to support further customer growth. We have seen this in the first quarter where customer net additions are expected to be at least 20,000. This is significantly in excess of the 12,000 achieved in the corresponding quarter last year, but will probably be below the 30,000 achieved in the seasonally strong fourth quarter.

        We have achieved the fourth quarter's strong results through effective marketing and increased use of promotional campaigns, such as our triple play "3 for £30" offer and our "Easy Switcher" broadband offer, which encouraged migration from dial-up internet to broadband. We were also able to grow Adjusted EBITDA margin to 38% for the quarter.

        The Content division has had another strong quarter with increases in advertising revenues, arising from strong channel performance. Market conditions for our Business division remain challenging. However, we have now had three quarters of stable revenues after earlier declines. The division has been reorganized to focus on cash optimization and is aiming to exploit growth in the managed data market.

FINANCIAL RESULTS

	3 months ended Dec. 31,		Year ended Dec. 31,
GAAP Financial Measures	2004 Reorganized Company	2003 Predecessor Company	2004 Combined Companies	2003 Predecessor Company
	(unaudited in £ millions)
Operating income	18	10	67	20
Net (loss)/income	(17)	64	(176)	(183)
Net cash provided by operating activities	52	112	294	308

        Operating income for the fourth quarter of 2004 was £18 million, up from £10 million for the fourth quarter of 2003, due principally to total revenue growth and lower operating costs. Operating income for the year ended December 31, 2004 was £67 million, up £47 million from £20 million for the year ended December 31, 2003. The improvements resulted principally from total revenue growth and lower operating costs.

        Net income of £64 million for the fourth quarter of 2003 decreased to £17 million net loss for the fourth quarter of 2004, due to lower foreign exchange gains, partially offset by lower interest costs following our financial restructuring. There were £184 million of foreign exchange gains in the fourth quarter of 2003 relating to dollar-denominated debt, which was extinguished as part of our predecessor's financial restructuring. Net loss decreased from £183 million for the year ended December 31, 2003 to £176 million for the year ended December 31, 2004, due to enhanced operating income and lower interest costs, partially offset by lower foreign exchange gains.

        Net cash provided by operating activities decreased from £112 million for the fourth quarter of 2003 to £52 million for the fourth quarter of 2004 and from £308 million for the year ended December 31, 2003 to £294 million for the year ended December 31, 2004. These decreases arose principally as a result of additional payments in respect of bank interest made in the fourth quarter of 2004, as explained below, which more than offset improvements in operating income.

	3 months ended Dec. 31,		Year ended Dec. 31,
Non-GAAP Financial Measures	2004 Reorganized Company	2003 Predecessor Company	2004 Combined Companies	2003 Predecessor Company
	(unaudited in £ millions)
Adjusted EBITDA	128	114	494	434
Free cash (outflow)/inflow	(3)	64	98	102

        Adjusted EBITDA (earnings before interest, taxation, depreciation, amortization and financial restructuring expenses) for the fourth quarter of 2004 was £128 million, up 12% as compared to the fourth quarter of 2003, and for the year ended December 31, 2004 was £494 million, up 14% as compared to the year ended December 31, 2003. These increases reflect increased revenues, particularly in the Consumer sales division, improved gross margin and lower selling, general and administrative expenses ("SG&A").

        Stock-based compensation expense ("SBCE") of £3 million was incurred in the fourth quarter of 2004. SBCE arises as a result of options and restricted stock granted by the Reorganized Company upon completion of the financial restructuring of our predecessor. SBCE is accounted for in accordance with SFAS 123, Accounting for Stock-Based Compensation, and will similarly affect future periods. This is a non-cash item and no such expense was incurred in the first half of 2004, or any quarter of 2003. Adjusted EBITDA before the deduction of SBCE was £131 million in the fourth quarter of 2004, an increase of £6 million over the third quarter of 2004 on the same basis, and up £17 million as compared to the fourth quarter of 2003.

        Free cash flow (cash flow from operating activities excluding financial restructuring expenses less capital expenditure) for the three months ended December 31, 2004 was (£3) million, compared with free cash flow of £64 million for the three months ended December 31, 2003. The decrease was primarily due to the timing of cash interest payments relating to our previous bank facilities. Cash interest paid in the fourth quarter of 2004 was higher than the fourth quarter of 2003 by approximately £54 million. This increase resulted primarily from interest amounts paid up to and including December 30, 2004, the date of the repayment of our old bank facilities, which would otherwise have been paid in 2005. In addition, payments for capital expenditure were £9 million more in the fourth quarter of 2004 compared with the same period in 2003, due to increased customer acquisition activity.

        Free cash flow for the year ended December 31, 2004 was £98 million, compared to £102 million for the year ended December 31, 2003.

        Reconciliations of these non-GAAP financial measures, Adjusted EBITDA and free cash flow, to the most directly comparable GAAP financial measures are explained and shown on pages 19 to 23.

OPERATING RESULTS

Comparison of the three-month periods ended December 31, 2004 and 2003

        Except where otherwise stated in this section, all comparisons compare Telewest's three-month period ended December 31, 2004 to our predecessor's three-month period ended December 31, 2003.

	3 months ended Dec. 31,
Total revenue	2004 Reorganized Company	2003 Predecessor Company	Percentage Increase/ (Decrease)
	(unaudited in £ millions)
Cable Segment
Consumer sales	241	230	5%
Business sales	63	68	(7)%

Total Cable Segment	304	298	2%
Content Segment	32	33	(3)%

Total revenue	336	331	2%

Cable segment

Consumer sales division

        Consumer sales division revenue increased 5% from £230 million to £241 million, primarily due to growth in both overall customer relationships and in average monthly revenue per user ("ARPU").

        The Consumer sales division's ARPU for the quarter was up £0.71 to £45.13 reflecting increasing "triple play" penetration as a result of increased broadband internet penetration. During the fourth quarter of 2004 the number of customers increased by 30,000, the best quarterly growth for four years. Customer growth has continued strongly into the first quarter of 2005, and customer net additions are expected to be at least 20,000.

        Our successful focus on selling bundled products has resulted in the percentage of customers subscribing to two or more services increasing year-on-year from 73% to 77% and the percentage of "triple play" customers increasing from 17% to 27%. This success is also reflected in the growth of Revenue Generating Units (RGUs) which grew by 132,000 in the fourth quarter of 2004. RGUs per customer have grown from 1.90 to 2.04 year-on-year.

Consumer internet

        The fourth quarter of 2004 was our best ever quarter for broadband growth with 91,000 net additions compared to 47,000 net additions in the fourth quarter of 2003. Growth has continued strongly in the first quarter of 2005 and net additions are expected to be at least 80,000. Subscriber growth in the quarter has come mainly at the 256Kb level, with 59% of new acquisitions at this level. Together with increased promotional activity, this has resulted in broadband ARPU of £20.23 down from £22.52 in the fourth quarter of 2003. The main broadband promotional activities have been up-front "free" periods of one or two months and the "Easy Switcher" campaign, which gives a £3 per month discount for a year to both new and existing customers taking 256Kb broadband and a telephony service.

        In December 2004, we again increased speeds for our top three broadband tiers at no cost to our customers, as we continue to demonstrate the inherent advantages of our network over our DSL competitors. Our four broadband tiers are now 256Kb, 1Mb, 2Mb and 4Mb. Approximately two-thirds of our broadband subscriber base take a 1Mb or higher speed service.

        We believe we are the broadband internet market leader in our addressable areas (those areas of the country where consumers are able to receive our broadband internet services) with around 67% market share.

        Broadband continues to be successful in attracting new customers to Telewest. In the fourth quarter of 2004, 47% of broadband installations were for customers who were not existing customers. We have also achieved strong multi-service penetration amongst our broadband customers, with 71% subscribing to the full "triple play" and 93% subscribing to at least one other product as of December 31, 2004.

Consumer television

        Total TV subscribers rose by 16,000 and the number of digital TV subscribers rose by 44,000 in the fourth quarter of 2004. This represents the best quarterly total TV growth for nearly three years.

        We increased the price of our digital Starter pack by £1 to £4.50 per month with effect from November 1, 2004. TV ARPU fell from £21.16 in the fourth quarter of 2003 to £20.88 in the fourth quarter of 2004, as both the proportion of subscribers taking our top basic package, Supreme, and the proportion taking a second set-top box, declined, offsetting price rises and increased Pay-Per-View revenue.

        At December 31, 2004, 86% of our TV subscribers took our digital service compared with 78% at December 31, 2003. 94% of our network has been upgraded for broadband and digital. We continue to upgrade further sections of our network that are currently unable to receive digital television or broadband.

        TV monthly churn increased to 1.5% for the fourth quarter compared to 1.3% for the same period last year. This is principally due to increased analog churn. Digital TV churn remained substantially lower than overall TV monthly churn at 1.3%. The effect of analog churn on overall TV churn will decline as digital migration continues.

        On January 18, 2005, we launched VOD services to our digital TV customers in Bristol, marking the first phase of our plans to launch a wider choice of VOD services throughout our network. Digital customers do not require any new equipment to receive VOD services.

        On January 21, 2005, we announced an agreement with Scientific Atlanta for the supply of new DVR boxes, which will be made available to customers in the second half of this year.

Consumer telephony

        The number of telephony subscribers increased by 26,000 in the fourth quarter of 2004 as we successfully continued to add customers in a very competitive market. This represents the best quarterly growth for four years.

        We have continued our strategy of migrating customers to flat rate packages to minimize the impact of declining telephony usage. As a result, the number of subscribers to our "Talk" flat rate telephony packages increased by 27,000 in the fourth quarter of 2004. 35% of all telephony customers are now on a "Talk" flat rate package compared to 28% at December 31, 2003. We have recently introduced two further "Talk" packages. Talk Mobile gives customers significant discounts on calls to mobiles for a flat rate of £1.50 per month on top of the usual £10 line rental. Talk Weekends gives customers free local and national calls at weekends for £0.50 on top of the usual £10 line rental. From January 1, 2005, we have withdrawn our 3-2-1 metered telephony package from sale to new customers. We expect that this will see the proportion of subscribers to our "Talk" packages continue to increase.

Business sales division

        Business sales division revenue decreased £5 million to £63 million primarily due to reductions of £3 million in voice revenues, £3 million in carrier services revenues and £1 million in travel revenues. This decline in revenues included £1 million arising as a result of the derecognition of deferred revenues under fresh-start reporting. These declines have been partially offset by a £2 million increase in data revenues. Business revenues are stabilizing with fourth quarter revenues at the same level as in the second and third quarters. However, market conditions remain challenging. We have reorganized the Business division to provide a differentiated service to customers with separate service models for standard and complex customers, and to focus on enhancing the division's cash generation. These changes have resulted in cost savings but have undoubtedly impacted revenue growth in 2004. However, the division has been strengthened by the completion of its reorganization and its positive cash generation in 2004 has improved from 2003.

        Sales of our data products have increased by 13% and we recently signed contracts including a £4 million IPVPN deal with the Home Group and a £3 million deal with South Yorkshire Police for its Metropolitan Ethernet service.

        We are also focussing on our Special Rates Services Advanced Solution which was launched in the third quarter of 2004 and we recently signed a £4 million deal with AOL to manage their inbound telephony across five of their call centers.

        An area of strength is in the Public Sector where we have 30% penetration of Public Sector sites within our addressable areas. At the local government level, 107 out of 122 local authorities take services from Telewest Business.

Content segment

        Content segment revenue decreased by £1 million as increases in subscription and advertising revenues were offset by a decline in other, non-core, revenue as compared to the fourth quarter of 2003. Subscription revenue increased by £1 million and advertising revenue was up 14% compared to a 3% growth in the overall market as multi-channel penetration increased. Other non-core revenues were £5 million in the fourth quarter of 2004, down from £9 million in the fourth quarter of 2003 due primarily to the non-recurrence of revenue relating to a minimum guarantee in a programming distribution contract.

        Telewest's 50% share of its joint venture UKTV's net income was £2 million in the fourth quarter compared to £4 million share of net losses in the corresponding period of last year and is included within "share of net income of affiliates".

Combined operating costs and expenses

	3 months ended Dec. 31,
Operating costs and expenses	2004 Reorganized Company	2003 Predecessor Company	Percentage Increase/ (Decrease)
	(unaudited in £ millions)
Cable segment expenses	69	78	(12)%
Content segment expenses	25	27	(7)%
Depreciation	101	95	6%
Amortization	9	—	—

Cost of revenue	204	200	2%
SG&A expenses	114	121	(6)%

Total operating costs and expenses	318	321	(1)%

        Total gross margin (total revenue less cable and content segment expenses as a percentage of total revenue) increased from 68% to 72% due primarily to the growing number of high margin broadband subscribers, television price increases and reduced cable segment expenses.

        Cable segment expenses decreased by 12% to £69 million due primarily to interconnect cost reductions for calls to mobiles.

        Depreciation of tangible fixed assets was £101 million, up from £95 million. This increase is as a result of fresh-start reporting, whereby the book value of property and equipment was revised upwards. Amortization of intangibles was £9 million compared to zero in the fourth quarter of 2003 due to the implementation of fresh-start reporting, which required that we valued and commenced the amortization of our customer lists, with effect from July 1, 2004.

        SG&A decreased by 6% to £114 million, primarily as a result of no financial restructuring charges being incurred in the fourth quarter of 2004. Financial restructuring charges amounted to £9 million for the three months ended December 31, 2003.

        Included in SG&A for the three months ended December 31, 2004 is SBCE of £3 million. This is a non-cash item and no such expense was incurred in the fourth quarter of 2003.

        SG&A excluding SBCE and financial restructuring charges was £111 million, a decrease of £1 million or 1% compared to the same period in 2003, despite the increased customer acquisition activity.

Comparison of the years ended December 31, 2004 and 2003

        A discussion of our results of operations for the year ended December 31, 2004, as compared to the year ended December 31, 2003, is included in our Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the US Securities and Exchange Commission today.

Principal affiliate—UKTV

	3 months ended Dec. 31,
	2004	2003
	(unaudited in £ millions)
Share of net income/(losses) of UKTV	2	(4)
Cash inflow/(outflow) from UKTV, being interest received and repayment of loans made, net	8	(3)

        Telewest owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV offers a portfolio of multi-channel television channels based on the BBC's program library.

        Telewest accounts for its interest in UKTV under the equity method and recognized a share of net income of £2 million for the three months ended December 31, 2004. This compares to £4 million share of net loss for the three months ended December 31, 2003.

        UKTV is funded by a loan from Telewest which was £184 million at December 31, 2004. This loan effectively acts as a revolving facility for UKTV. Total cash interest and repayments received in respect of this loan by Telewest were £8 million in the fourth quarter of 2004. Telewest's cash interest receipts from UKTV are recorded in free cash flow but not in Telewest's Adjusted EBITDA.

Liquidity and Capital Resources

        Net cash provided by operating activities decreased from £112 million for the fourth quarter of 2003 to £52 million for the fourth quarter of 2004. Net cash provided by operating activities decreased from £308 million for the year ended December 31, 2003 to £294 million for the year ended December 31, 2004. This decrease arose principally as a result of improvements in Adjusted EBITDA, being more than offset by additional payments in respect of bank interest made in the fourth quarter of 2004, as explained earlier, and a marginal deterioration in working capital due to a reduction in accounts payable in December 2004.

        Net cash used in investing activities decreased from £62 million for the fourth quarter of 2003 to £58 million for the fourth quarter of 2004, primarily due to decreased payments of loans to joint ventures and increased proceeds on disposals of assets, partially offset by increased payments for property and equipment. Net cash used in investing activities increased from £212 million for the year ended December 31, 2003 to £226 million for the year ended December 31, 2004, principally as a result of increased cash paid for property and equipment.

        Capital expenditure, on an accrual basis, for the fourth quarter of 2004 was £66 million and £223 million for the year. Capital expenditure on a cash basis (payments for property and equipment) is expected to be in the range of £230 million to £250 million in 2005 compared to £241 million in 2004.

        On December 21, 2004, we announced that we had executed final documentation relating to new £1,800 million credit facilities. On December 30, 2004, the new facilities were funded and the previous facility borrowings were repaid. At December 31, 2004, £1,700 million was drawn on the new facilities, with all tranches fully drawn, apart from the £100 million revolving loan facility which was undrawn. The £1,700 million drawn amount includes US$150 million and Euro100 million, with the remainder in pounds sterling.

        As at December 31, 2004, net debt was £1,746 million. This consisted of £1,700 drawn down on our credit facilities, £114 million of leases and other loans, offset by cash balances of £68 million.

        The final interest rates achieved on the executed new facility were lower than those announced last quarter. Our net cash interest expense for 2005 is now expected to be in the range of £110 million to £120 million, including lease interest, cost of foreign exchange and interest rate swaps, interest income from cash balances, and cash interest received from our affiliate, UKTV.

        Cash and cash equivalents at December 31, 2004 were £68 million.

IDS Update

        On December 15, 2004, we announced that our Audit Committee was commencing an independent review of certain business practices of a subsidiary in our content division, IDS, which sells advertising time on television channels in which we have an ownership interest. The Audit Committee engaged independent counsel and accountants to assist it. Their review has been completed, with the finding that the activities in question should not result in any material liability, do not evidence material weakness or deficiency in internal controls and do not give rise to any obligation for us to amend or restate previously filed financial statements and periodic reports. Management has made and will continue to make modifications to these business practices in a manner consistent with the Audit Committee's conclusions. Based on Audit Committee recommendations, we are also taking steps to further strengthen internal controls at IDS and to improve the integration and alignment of IDS controls and procedures with those of the rest of the group. We do not anticipate that the impact of the changed business practices or of these additional steps will be material to our financial statements, results of operations or financial condition.

Telewest Global, Inc.

Consolidated Statements of Operations

(amounts in £millions, except share and per share data)

(unaudited)

	Three months ended Dec. 31, 2004	Three months ended Dec. 31, 2003
	Reorganized Company	Predecessor Company
Revenue
Consumer Sales Division	241	230
Business Sales Division	63	68

Total Cable Segment	304	298
Content Segment	32	33

Total revenue	336	331

Operating costs and expenses
Cable segment expenses	69	78
Content segment expenses	25	27
Depreciation	101	95
Amortization	9	—
Selling, general and administrative expenses	114	121

	318	321

Operating income	18	10
Other income/(expense)
Interest income	5	7
Interest expense (including amortization of debt discount)	(47)	(122)
Foreign exchange gains, net	3	184
Share of net income/(loss) of affiliates	4	(3)
Other, net	—	8

(Loss)/income before income taxes	(17)	84
Income taxes charge	—	(20)

Net (loss)/income	(17)	64

Basic and diluted loss per share of common stock	£(0.07)
Weighted average number of shares of common stock—(in millions)	245

Telewest Global, Inc.

Consolidated Statements of Operations

(amounts in £millions, except share and per share data)

(unaudited)

	Year ended Dec. 31, 2004(1)	Six months ended June 30, 2004	Year ended Dec. 31, 2004(2)	Year ended Dec. 31, 2003
	Reorganized Company	Predecessor Company	Combined Companies	Predecessor Company
Revenue
Consumer Sales Division	479	470	949	907
Business Sales Division	126	130	256	278

Total Cable Segment	605	600	1,205	1,185
Content Segment	59	54	113	113

Total revenue	664	654	1,318	1,298

Operating costs and expenses
Cable segment expenses	141	153	294	318
Content segment expenses	42	34	76	81
Depreciation	204	184	388	389
Amortization	18	—	18	—
Selling, general and administrative expenses	231	244	475	490

	636	615	1,251	1,278

Operating income	28	39	67	20
Other income/(expense)
Interest income	11	15	26	24
Interest expense (including amortization of debt discount)	(96)	(230)	(326)	(488)
Foreign exchange gains, net	3	40	43	268
Share of net income of affiliates	8	8	16	1
Other, net	—	(1)	(1)	8

Loss before income taxes	(46)	(129)	(175)	(167)
Income taxes charge	—	(1)	(1)	(16)

Net loss	(46)	(130)	(176)	(183)

Basic and diluted loss per share of common stock	£(0.19)
Weighted average number of shares of common stock—(in millions)	245

(1)
Telewest Global, Inc. and its subsidiary, Telewest UK Limited, did not carry on any business and incurred insignificant expenses prior to the completion of the Predecessor Company's financial restructuring. For that reason, Telewest Global, Inc.'s consolidated results of operations for the year ended December 31, 2004 and the six months ended December 31, 2004 are in all material respects identical.

(2)
Combined Companies for the year ended December 31, 2004, represents the combination of Telewest's results for the year ended December 31, 2004 and our predecessor's results for the six months ended June 30, 2004. The Combined Companies presentation does not include any adjustments to give pro forma effect to the financial restructuring as of an earlier date and is not intended to be indicative of the results that would have been obtained had the restructuring been completed at the beginning of the periods presented. In addition, it is not indicative of results for future periods.

  The Statement of Operations for the Combined Companies for the year ended December 31, 2004 excludes the Predecessor Company's Statement of Operations for July 1, 2004.

Telewest Global, Inc.

Consolidated Balance Sheets

(amounts in £millions, except share and per share data)

	Dec. 31 2004	Dec. 31 2003
	Reorganized Company	Predecessor Company
Assets
Cash and cash equivalents	68	427
Restricted cash	26	13
Trade receivables	108	114
Other receivables	33	39
Prepaid expenses	17	16

Total current assets	252	609
Investments accounted for under the equity method	304	362
Property and equipment, net	2,974	2,421
Intangible assets, net	314	—
Goodwill	—	447
Reorganization value in excess of amounts allocable to identifiable assets	425	—
Programming inventory	24	27
Deferred financing costs	51	23

Total assets	4,344	3,889

Liabilities and shareholders' equity/(deficit)
Accounts payable	93	98
Other liabilities	424	809
Debt repayable within one year	21	5,287
Capital lease obligations repayable within one year	38	89

Total current liabilities	576	6,283
Deferred taxes	105	108
Debt repayable after more than one year	1,686	6
Capital lease obligations repayable after more than one year	69	51

Total liabilities	2,436	6,448

Minority interest	(1)	(1)

Shareholders' equity/(deficit)
Predecessor Company's ordinary shares—10 pence par value; authorized 4,300 million, issued 2,874 million (2003)	—	287
Predecessor Company's limited voting convertible ordinary shares—10 pence par value; authorized 300 million, issued 82 million (2003)	—	8
Reorganized Company's preferred stock—US$0.01 par value; authorized 5,000,000, issued none (2004)	—	—
Reorganized Company's common stock—US$0.01 par value; authorized 1,000,000,000, issued 245,080,629 (2004)	1	—
Additional paid-in capital	1,954	4,223
Accumulated deficit	(46)	(7,076)

Total shareholders' equity/(deficit)	1,909	(2,558)

Total liabilities and shareholders' equity/(deficit)	4,344	3,889

Telewest Global, Inc.

Consolidated Statements of Cash Flows

(amounts in £millions)

(unaudited)

	Year ended Dec. 31, 2004	Six months ended June 30, 2004	July 1 2004	Year ended Dec. 31, 2004	Year ended Dec. 31, 2003
	Reorganized Company	Predecessor Company	Predecessor Company	Combined Companies	Predecessor Company
Cash flows from operating activities
Net (loss)/income	(46)	(130)	2,715	2,539	(183)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	204	184	—	388	389
Amortization	18	—	—	18	—
Amortization of deferred financing costs and debt discount	—	30	—	30	93
Deferred taxes charge	—	1	—	1	23
Unrealized gains on foreign currency translation	(3)	(40)	—	(43)	(268)
Stock-based compensation expense	6	—	—	6	—
Share of net income of affiliates	(8)	(8)	—	(16)	(1)
Profit on disposal of assets	—	—	—	—	(8)
Amounts written off investments	—	1	—	1	—
Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries:
Change in receivables	5	9	—	14	28
Change in prepaid expenses	16	(25)	—	(9)	10
Change in other assets	5	(3)	—	2	(3)
Change in accounts payable	(15)	27	—	12	(10)
Change in other liabilities	(58)	124	—	66	238
Fresh-start adjustments	—	—	(2,715)	(2,715)	—

Net cash provided by operating activities	124	170	—	294	308

Cash flows from investing activities
Cash paid for property and equipment	(114)	(127)	—	(241)	(228)
Repayment/(payment) of loans made to affiliates, net	7	(4)	—	3	7
Disposal of affiliate, net of cash disposed	—	7	—	7	10
Proceeds from sale and leaseback	5	—	—	5	—
Cash paid for acquisition of subsidiaries, net of cash acquired	—	—	—	—	(1)

Net cash used in investing activities	(102)	(124)	—	(226)	(212)

Cash flows from financing activities
Release/(placement) of restricted cash	21	2	(36)	(13)	(1)
Repayment of borrowings under credit facilities	(1,840)	—	(160)	(2,000)	(1)
Draw downs under bank facilities	1,700	—	—	1,700	—
Payment for bank facilities fees	(51)	—	(22)	(73)	—
Net proceeds from currency swaps	3	—	—	3	—
Principal element of capital lease repayments	(21)	(23)	—	(44)	(57)

Net cash used in financing activities	(188)	(21)	(218)	(427)	(59)

Net (decrease)/increase in cash and cash equivalents	(166)	25	(218)	(359)	37
Cash and cash equivalents at beginning of period	—	427	452	427	390
Cash and cash equivalents transferred from Predecessor Company to Reorganized Company	234	—	(234)	—	—

Cash and cash equivalents at end of period	68	452	—	68	427

Supplementary cash flow information:
Cash paid for interest, net	(111)	(61)	—	(172)	(141)
Cash received for income taxes	2	2	—	4	3

Telewest Global, Inc.

Selected Quarterly Operating Data—unaudited

        The following table sets out certain operating data for the three-month periods shown. The information represents combined operating statistics for all of our franchises.

	Dec. 31, 2004	Sep. 30, 2004	Jun. 30, 2004	Mar. 31, 2004	Dec. 31, 2003
	Reorganized Company		Predecessor Company
Customer Data
Homes passed and marketed(1)	4,686,794	4,686,799	4,682,777	4,678,182	4,674,764
Total customer relationships(2)	1,799,556	1,769,263	1,752,553	1,742,144	1,730,438
Customer penetration	38.4%	37.7%	37.4%	37.2%	37.0%
Customer additions	89,452	78,707	67,118	61,997	64,278
Customer disconnections	(59,159)	(61,997)	(56,709)	(50,291)	(55,390)
Net customer additions	30,293	16,710	10,409	11,706	8,888
Revenue Generating Units ("RGUs")(3)	3,671,402	3,539,185	3,447,254	3,363,240	3,286,706
RGUs per customer	2.04	2.00	1.97	1.93	1.90
Net RGU additions	132,217	91,931	84,014	76,534	69,106
Average monthly revenue per customer(4)	£45.13	£45.05	£44.98	£45.05	£44.42
Average monthly churn(5)	1.1%	1.2%	1.1%	1.0%	1.1%

Bundled customers
Customers subscribing to two or more services	1,379,057	1,338,632	1,312,842	1,291,141	1,264,756
Customers subscribing to three services ("triple play")	492,789	431,290	381,859	329,955	291,512
Percentage of dual or triple-service customers	76.6%	75.7%	74.9%	74.1%	73.1%
Percentage of triple-service customers	27.4%	24.4%	21.8%	18.9%	16.8%

Consumer Television
Television ready homes passed and marketed	4,686,794	4,686,799	4,682,777	4,678,182	4,674,764
Total subscribers	1,312,825	1,297,304	1,288,272	1,285,797	1,272,064
Quarterly net additions	15,521	9,032	2,475	13,733	13,515
Television penetration	28.0%	27.7%	27.5%	27.5%	27.2%
Digital ready homes passed and marketed	4,420,388	4,405,162	4,401,860	4,386,050	4,306,251
Digital subscribers	1,122,301	1,078,623	1,052,855	1,029,759	987,873
Quarterly net digital additions	43,678	25,768	23,096	41,886	42,278
Penetration of digital subscribers to total subscribers	85.5%	83.1%	81.7%	80.1%	77.7%
Average monthly churn(5)	1.5%	1.4%	1.3%	1.2%	1.3%
Average monthly revenue per subscriber(4)	£20.88	£20.72	£20.53	£21.18	£21.16

Consumer Telephony
Telephony ready homes passed and marketed	4,683,153	4,682,002	4,677,861	4,674,932	4,670,494
3-2-1 telephony subscribers (metered)	1,080,893	1,082,125	1,105,056	1,130,171	1,144,474
Talk subscribers (partially unmetered)	579,448	552,534	516,313	481,976	455,559
Total subscribers	1,660,341	1,634,659	1,621,369	1,612,147	1,600,033
Quarterly net additions	25,682	13,290	9,222	12,114	8,392
Telephony penetration	35.5%	34.9%	34.7%	34.5%	34.3%
Average monthly churn(5)	1.1%	1.2%	1.1%	1.0%	1.1%
Average monthly revenue per subscriber(4)	£23.18	£23.53	£23.70	£24.20	£24.13

Consumer Internet
Broadband ready homes passed and marketed	4,420,388	4,405,162	4,401,860	4,386,050	4,306,251
Total metered dial-up internet subscribers	33,417	39,196	47,884	50,953	49,368
Total unmetered dial-up internet subscribers	107,220	127,745	151,457	177,250	184,009
Total broadband internet subscribers	698,236	607,222	537,613	465,296	414,609
Quarterly net broadband internet additions	91,014	69,609	72,317	50,687	47,199
Broadband internet penetration	15.8%	13.8%	12.2%	10.6%	9.6%
Average monthly broadband internet churn(5)	1.0%	1.3%	1.2%	1.0%	1.1%
Average monthly revenue per broadband internet subscriber(4)	£20.23	£21.50*	£22.45*	£22.29*	£22.52*
	£m	£m	£m	£m	£m
NCTA Capital expenditure (accrual basis)(6)
Customer premise equipment ("CPE")	25	19	23	23	25
Scaleable infrastructure	14	8	7	7	11
Commercial	8	12	9	11	15
Line extensions	1	1	1	1	—
Upgrade/rebuild	10	1	4	2	—
Support capital	7	10	9	8	12

Total NCTA Capital expenditure	65	51	53	52	63
Non NCTA Capital expenditure:
Content Segment	1	—	1	—	1

Total Capital expenditure (accrual basis)	66	51	54	52	64

*
The product ARPUs for broadband internet in preceding quarters have been adjusted to reflect the full value of promotional discounts offered.

(1)
The number of homes within our service area that can potentially be served by our network with minimal connection costs. Information concerning the number of homes "passed and marketed" is based on physical counts made by us during network construction or marketing phases.

(2)
The number of customers who receive at least one of our television, telephony and broadband internet services.

(3)
Revenue Generating Units ("RGUs"), refer to subscriptions to each of our analog television, digital television, telephony and broadband internet services on an individual basis. For example, when we provide one customer with digital television and broadband internet services we record two RGUs. Dial-up internet services, second telephone lines and additional TV outlets are not recorded as RGUs although they generate revenue for us.

(4)
Average monthly revenue per customer (often referred to as "ARPU" or "Average Revenue per User") represents the Consumer sales division's total quarterly revenue of residential customers, including installation revenues, divided by the average number of residential customers in the quarter, divided by three. The same methodology is used for television, telephony and broadband internet ARPU.

(5)
Average monthly churn represents the total number of customers who disconnected during the quarter divided by the average number of customers in the quarter, divided by three. Subscribers who move premises within our addressable areas (known as "Moves and Transfers") and retain our services are excluded from this churn calculation.

(6)
In order to provide comparable data to the US and UK cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines, Telewest has allocated capital expenditure (which represents fixed asset additions on an accrual basis) to the standard reporting categories as per below. Telewest is not a member of the NCTA and is providing this information solely for comparative purposes.

  CPE—costs incurred at the customer's house to secure new customers, revenue units and additional bandwidth revenues. Includes connections to previously unserved houses in accordance with SFAS 51 and customer premise equipment. Scaleable infrastructure—costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements. Commercial—costs to provide high speed data and telephony services to businesses and institutions. Includes network and infrastructure expenditures. Line extensions—network costs associated with entering new service areas including costs of fiber, coaxial cable, amplifiers, electronic equipment, make-ready and design/engineering. Upgrade/rebuild—costs to modify or replace existing coax and fiber networks. Includes materials, contract labor, in-house labor, make-ready, design engineering and other miscellaneous costs associated with all aspects of the construction of the plant miles along an existing route. Benefits include added bandwidth and/or reliability/extended life to the existing plant. Support capital—costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear-out, replacement of network assets unrelated to line extensions, rebuild/upgrade or customer growth.

Telewest Global, Inc.
Supplemental Analysis

•
Forward-Looking Statements

•
Fresh-Start Reporting

•
Quarterly Historical Information

•
Segmental Information

•
Use of Non-GAAP Financial Measures

Forward-Looking Statements

        Some of the statements in this earnings release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, including, but not limited to, strategic plans, potential growth (including penetration of developed markets and opportunities in emerging markets), product introductions and innovation, meeting customer expectations, planned operational changes (including product improvements), expected capital expenditures, future cash sources and requirements, liquidity, customer service improvements, cost savings and other benefits of acquisitions or joint ventures—potential and/or completed—that involve known and unknown risks, uncertainties and other factors that may cause our or our businesses' actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," or "continue," or the negative of those terms or other comparable terminology.

        There are a number of important factors that could cause our actual results and future development to differ materially from those expressed or implied by those forward-looking statements. These factors include those discussed under the caption "Risk Factors" in the Annual Report on Form 10-K (No. 000-50886) to be filed by Telewest Global, Inc. later today with the United States Securities and Exchange Commission, although those risk factors may not be exhaustive. Other sections of this earnings release may describe additional factors that could adversely impact our business and financial performance. We operate in a continually changing business environment, and new risk factors may emerge from time to time. Management cannot anticipate all of these new risk factors, nor can they definitively assess the impact, if any, of new risk factors on us or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

        Unless otherwise required by applicable securities laws, we assume no obligation to publicly update or revise any of the forward-looking statements after the date of this earnings release to reflect actual results, whether as a result of new information, future events or otherwise.

Fresh-Start Reporting

        As a result of the completion of the financial restructuring of Telewest Communications plc, our predecessor, on July 15, 2004, Telewest adopted fresh-start reporting in accordance with Statement of Position 90-7, "Reporting by Entities in Reorganization under the Bankruptcy Code", ("SOP 90-7"), with effect from July 1, 2004. Under SOP 90-7, Telewest established a new accounting basis, recording our predecessor's assets at their fair value and liabilities at the present value of amounts to be paid.

        A reconciliation of our predecessor's balance sheet at June 30, 2004 to the fresh-start balance sheet at July 1, 2004, will be included in Telewest's annual report on Form 10-K for the year ended December 31, 2004.

        As a result of the adoption of fresh-start reporting, our balance sheets and results of operations subsequent to July 1, 2004 will not be comparable in many material respects to the balance sheets or results of operations reflected in our predecessor's historical financial statements for periods prior to July 1, 2004.

Telewest Global, Inc.

Quarterly Historical Information

(amounts in £millions, except share and per share data)

	Three months ended
	Dec. 31, 2004	Sep. 30, 2004	Jun. 30, 2004	Mar. 31, 2004	Dec. 31, 2003
	Reorganized Company		Predecessor Company
Revenue
Consumer Sales Division	241	238	235	235	230
Business Sales Division	63	63	63	67	68

Total Cable Segment	304	301	298	302	298
Content Segment	32	27	28	26	33

Total revenue	336	328	326	328	331

Operating costs and expenses
Cable segment expenses	69	72	74	79	78
Content segment expenses	25	17	18	16	27
Depreciation	101	103	90	94	95
Amortization	9	9	—	—	—

Cost of revenue	204	201	182	189	200
Selling, general and administrative expenses	114	117	124	120	121

	318	318	306	309	321

Operating income	18	10	20	19	10
Other income/(expense)
Interest income	5	6	8	7	7
Interest expense (including amortization of debt discount)	(47)	(49)	(121)	(109)	(122)
Foreign exchange gains/(losses), net	3	—	(37)	77	184
Share of net income/(loss) of affiliates	4	4	5	3	(3)
Other, net	—	—	—	(1)	8

(Loss)/income before income taxes	(17)	(29)	(125)	(4)	84
Income taxes charge	—	—	(1)	—	(20)

Net (loss)/income	(17)	(29)	(126)	(4)	64

Basic and diluted loss per share of common stock	£(0.07)	£(0.12)
Weighted average number of shares of common stock—(in millions)	245	245

Telewest Global, Inc.

Segment Information

(amounts in £millions)

	Three months ended Dec. 31,
			Year ended Dec. 31, 2004(1)	Six months ended Jun. 30, 2004	Year ended Dec. 31, 2004	Year ended Dec. 31, 2003
	2004	2003
	Reorganized Company	Predecessor Company	Reorganized Company	Predecessor Company	Combined Companies	Predecessor Company
CABLE SEGMENT
Consumer Sales Division revenue	241	230	479	470	949	907
Business Sales Division revenue	63	68	126	130	256	278

Third party revenue	304	298	605	600	1,205	1,185
Operating costs and expenses (before financial restructuring charges)	178	186	361	369	730	766

Adjusted EBITDA including inter-segment costs	126	112	244	231	475	419
Inter-segment costs*	3	2	5	5	10	10

Adjusted EBITDA	129	114	249	236	485	429

CONTENT SEGMENT
Content segment revenue	35	35	64	59	123	123
Operating costs and expenses (before financial restructuring charges)	33	33	58	46	104	108

Adjusted EBITDA including inter-segment revenues	2	2	6	13	19	15
Inter-segment revenues*	(3)	(2)	(5)	(5)	(10)	(10)

Adjusted EBITDA	(1)	—	1	8	9	5

Reconciliation to operating income
Cable Segment Adjusted EBITDA	129	114	249	236	485	429
Content Segment Adjusted EBITDA	(1)	—	1	8	9	5

Adjusted EBITDA	128	114	250	244	494	434
Financial restructuring charges	—	(9)	—	(21)	(21)	(25)
Depreciation	(101)	(95)	(204)	(184)	(388)	(389)
Amortization	(9)	—	(18)	—	(18)	—

Operating income	18	10	28	39	67	20

(1)
Telewest Global, Inc. and its subsidiary, Telewest UK Limited, did not carry on any business and incurred insignificant expenses prior to the completion of the Predecessor Company's financial restructuring. For that reason, Telewest Global, Inc.'s consolidated results of operations for the year ended December 31, 2004 and the six months ended December 31, 2004 are in all material respects identical.

*
Inter-segment revenues are revenues of our Content Segment which are costs in our Cable Segment and which are eliminated on consolidation.

  The Segment Information for the Combined Companies for the year ended December 31, 2004 excludes the Segment Information of the Predecessor Company for July 1, 2004.

Telewest Global, Inc.
Use of Non-GAAP Financial Measures

Adjusted EBITDA

        Telewest's primary measure of income or loss for each of our reportable segments is Adjusted EBITDA. Our management, including our chief operating decision maker, considers Adjusted EBITDA an important indicator of the operational strength and performance of our reportable segments. Adjusted EBITDA for each segment and in total excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that segment. These costs and expenses include depreciation, amortization, financial restructuring charges, interest expense, foreign exchange gains/(losses), share of net income/(loss) from affiliates and income taxes. It is the belief of management that the legal and professional costs relating to our financial restructuring are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

        Adjusted EBITDA is not a financial measure recognised under GAAP. This measure is most directly comparable to the GAAP financial measure net income/(loss). Some of the significant limitations associated with the use of Adjusted EBITDA as compared to net income/(loss) are that Adjusted EBITDA does not reflect the amount of required reinvestment in depreciable fixed assets, financial restructuring charges, interest expense, foreign exchange gains or losses, income taxes expense or benefit and similar items on our results of operations. We believe Adjusted EBITDA is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income/(loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare Adjusted EBITDA with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, operating income/(loss), net income/(loss), or other measures of financial performance reported in accordance with GAAP.

Free cash flow

        Telewest's primary measure of cash flow is free cash flow. Free cash flow is defined as net cash provided by/(used in) operating activities excluding cash paid for financial restructuring charges, less cash paid for property and equipment. Our management, including our chief operating decision maker, considers free cash flow an important indicator of the operational performance of our business.

        Free cash flow is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure net cash provided by/(used in) operating activities. The significant limitation associated with the use of free cash flow as compared to net cash provided by/(used in) operating activities is that free cash flow does not consider the amount of cash required to pay financial restructuring charges. We believe free cash flow is helpful for understanding our performance and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare free cash flow with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by/(used in) operating activities, or other measures of financial performance reported in accordance with GAAP.

Capital expenditure (accrual basis)

        Telewest's primary measure of expenditure for fixed assets is Capital expenditure (accrual basis). Capital expenditure (accrual basis) is defined as the purchase of fixed assets as measured on an accrual basis. Telewest's business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers Capital expenditure (accrual basis) an important component in evaluating Telewest's liquidity and financial condition since capital expenditure is a necessary component of ongoing operations. Capital expenditure (accrual basis) is most directly comparable to the GAAP financial measure cash paid for property and equipment as reported in the Consolidated Statement of Cash Flows. The significant limitation associated with the use of Capital expenditure (accrual basis) as compared to cash paid for property and equipment is Capital expenditure (accrual basis) excludes timing differences from payments of liabilities related to capital expenditure. Management excludes this amount from Capital expenditure (accrual basis) because it is more closely related to the cash management treasury function than to Telewest's management of capital expenditure for long-term operational performance and liquidity. Management compensates for this limitation by separately measuring and forecasting working capital and interest payments.

        The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP accepted in the United States. These non-GAAP financial measures reflect an additional way of viewing aspects of Telewest's operations that, when viewed with Telewest's GAAP results and the accompanying reconciliation to cash paid for property and equipment, shown below, provide a more complete understanding of factors and trends affecting Telewest's business. Management encourages investors to review Telewest's financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Net debt

        Net debt is defined as the sum of debt repayable, capital lease obligations and accrued interest payable on notes and debentures less cash and cash equivalents. The Company's management, including its chief operating decision-maker, considers net debt an important measure of the financing obligations undertaken by the Company.

        Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents is available to service debt. Telewest believes net debt is helpful for understanding its entire net debt funding obligations and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance reported in accordance with GAAP.

Reconciliations of Non-GAAP Financial Measures

(amounts in £millions)

	Three months ended Dec. 31, 2004	Three months ended Dec. 31, 2003	Year ended Dec. 31, 2004	Year ended Dec. 31, 2003	Three months ended Sept. 30, 2004
	Reorganized Company	Predecessor Company	Combined Companies	Predecessor Company	Reorganized Company
Reconciliation of Adjusted EBITDA to net loss
Adjusted EBITDA	128	114	494	434	122
Financial restructuring charges	—	(9)	(21)	(25)	—
Depreciation	(101)	(95)	(388)	(389)	(103)
Amortization	(9)	—	(18)	—	(9)

Operating income	18	10	67	20	10
Interest income	5	7	26	24	6
Interest expense (including amortization of debt discount)	(47)	(122)	(326)	(488)	(49)
Foreign exchange gains, net	3	184	43	268	—
Share of net income/(losses) of affiliates	4	(3)	16	1	4
Other, net	—	8	(1)	8	—
Income taxes charge	—	(20)	(1)	(16)	—

Net (loss)/income	(17)	64	(176)	(183)	(29)

Reconciliation of free cash flow to net cash provided by operating activities
Free cash flow	(3)	64	98	102	39
Deduct cash paid for financial restructuring charges	(9)	(7)	(45)	(22)	(17)
Add cash paid for property and equipment	64	55	241	228	50

Net cash provided by operating activities	52	112	294	308	72

Free cash flow is reported after cash paid for interest, net and cash received for income taxes.
Supplementary cash flow information:
Cash paid for interest, net	72	19	172	141	39
Cash received for income taxes	(2)	—	(4)	(3)	—
Reconciliation of capital expenditure (accrual basis) to cash paid for property and equipment
Capital expenditure (accrual basis)	66	64	223	223
Changes in capital accruals	(2)	(9)	18	5

Cash paid for property and equipment	64	55	241	228

	Dec. 31, 2004	Dec. 31, 2003
	Reorganized Company	Predecessor Company
Reconciliation of net debt to total liabilities
Net debt	1,746	5,358
Cash and cash equivalents	68	427

Total debt	1,814	5,785
Accrued interest payable on notes and debentures	—	(352)
Accounts payable	93	98
Other liabilities	424	809
Deferred taxes	105	108

Total liabilities	2,436	6,448

QuickLinks

  Exhibit 99.1
TELEWEST 2004 AND Q4 RESULTS SHOW EXCELLENT OPERATIONAL AND FINANCIAL PERFORMANCE
Telewest Global, Inc. Consolidated Statements of Operations (amounts in £millions, except share and per share data) (unaudited)
Telewest Global, Inc. Consolidated Statements of Operations (amounts in £millions, except share and per share data) (unaudited)
Telewest Global, Inc. Consolidated Balance Sheets (amounts in £millions, except share and per share data)
Telewest Global, Inc. Consolidated Statements of Cash Flows (amounts in £millions) (unaudited)
Telewest Global, Inc. Selected Quarterly Operating Data—unaudited
Telewest Global, Inc. Supplemental Analysis
Telewest Global, Inc. Quarterly Historical Information (amounts in £millions, except share and per share data)
Telewest Global, Inc. Segment Information (amounts in £millions)
Telewest Global, Inc. Use of Non-GAAP Financial Measures
Reconciliations of Non-GAAP Financial Measures (amounts in £millions)